PETRIE STORES CORPORATION
          70 ENTERPRISE AVENUE
          SECAUCUS, NEW JERSEY 07094
          (201) 866-3600

          FOR IMMEDIATE RELEASE

          PETRIE STORES AND TOYS "R" US RECEIVE
          FAVORABLE INTERNAL REVENUE SERVICE RULING

               Secaucus, New Jersey, November 17, 1994 -- Petrie Stores Corporation (NYSE: PST) announced today that it and Toys "R" Us, Inc. (NYSE: TOY) had received a favorable ruling from the Internal Revenue Service holding that the proposed exchange by Petrie of approximately 39.9 million shares of Toys "R" Us Common Stock and cash for shares of Toys "R" Us Common Stock and the distribution by Petrie of such shares to Petrie shareholders upon the liquidation of Petrie will qualify as a tax-free reorganization under the Internal Revenue Code.

               The IRS ruling confirms that neither Petrie nor Toys "R" Us will recognize any gain on the exchange and that Petrie and its shareholders will not recognize a gain on the distribution of its Toys "R" Us shares in the subsequent liquidation of Petrie. In addition, Petrie shareholders will not recognize any income with respect to any shares of Toys "R" Us placed into a liquidating trust to secure Petrie's contingent liabilities.

               As previously announced, Petrie shareholders will vote on the disposition of the company's retail operations at the Annual Meeting of Shareholders to be held on December 6, 1994. Thereafter, the annual meeting will be adjourned, and Petrie shareholders will vote on the exchange of shares with Toys "R" Us and the liquidation of Petrie when the annual meeting is reconvened on or about January 20, 1995.

               This is neither an offer to sell, nor a solicitation of offers to purchase, any securities. Toys "R" Us common shares will be distributed only pursuant to an effective registration statement.

               Petrie Stores is one of the largest women's specialty retailing chains in the country - - with approximately 1700 stores throughout the United States, Puerto Rico, and the U.S. Virgin Islands. The trade names of its stores include Marianne, G&G, Rave, Jean Nicole, Winkleman's, Stuarts, and M.J. Carroll.